Exhibit 99.1

CHINA GREEN AGRICULTURE ANNOUNCES RECEIPT OF NYSE LATE FILER CURE LETTER

XI’AN, CHINA, January 4, 2021 / China Green Agriculture, Inc. Inc. (NYSE: CGA) (“China Green Agriculture” or the “Company”) announced today that, on December 31, 2020 the Company received a notice letter from the New York Stock Exchange (“NYSE”) stating that, effective December 31, 2020, the Company will be removed from NYSE’s late filers’ list to be disseminated to data vendors and will not be posted on the NYSE’s Listed Standards Filing Status page on www.nyse.com. The NYSE’s letter comes after the Company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2020 on December 8, 2020 and filed its Quarterly Report on Form 10-Q for the period ended September 30, 2020 on December 30, 2020, thus becoming current on its financial reporting obligations.

About China Green Agriculture, Inc

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and a variable interest entities: Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. (“Yuxing”), Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), Aksu Xindeguo Agricultural Materials Co., Ltd. (Xindeguo”), Xinjiang Xinyulei Eco-agriculture Science and Technology Co., Ltd. (“Xinyulei”), Sunwu Xiangrong Agricultural Materials Co., Ltd. (Xiangrong), and Anhui Fengnong Seed Co. Ltd. (Fengnong). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions; development, shipment, market acceptance, additional competition from existing and new competitors; interest rate and currency exchange rate fluctuations; the impact of the recent global outbreak of novel coronavirus disease (COVID-19); technological advances, new products attained by competitors; challenges inherent in new product development; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of economies and sovereign risk; dependence on the effectiveness of the company’s protections for innovative products; the exposure to litigation and/or regulatory actions, and various other factors beyond the Company’s control.

All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Tel: +86-29-88266383
Email: info@cgagri.com